News Release

Royal Dutch Shell plc completes acquisition of Shell Canada Limited
 26 Apr 2007
Calgary, Alberta — Shell Canada announces that Royal Dutch Shell plc (RDS), through its wholly-owned subsidiary Shell Investments Limited, has acquired all of the remaining outstanding common shares of Shell Canada pursuant to the compulsory acquisition procedures available under the Canada Business Corporations Act. RDS now beneficially owns 100% of the common shares of Shell Canada.
With the completion of the compulsory acquisition, Shell Canada’s common shares were delisted from the Toronto Stock Exchange as of the close of the market on April 25, 2007. Shell Canada has also applied to securities regulators to cease to be a reporting issuer under Canadian securities laws which, if granted, would relieve Shell Canada from its public reporting obligations effective later this month.
Media Inquiries:
 Jeff Mann
Public Affairs
(403) 691-4189

Investor Inquiries:
 Ken Lawrence
Manager, Investor Relations
(403) 691-2175